Ply Gem Reports Third Quarter 2006 Results

November 9, 2006, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced third quarter 2006 net sales of $257.1 million, a 14.0% increase over the $225.5 million for the same period in 2005. For the first nine months of 2006, net sales were a record $761.5 million or 21.3% higher than the $627.6 million of net sales for the first nine months of 2005. The results for 2006 include the operations of the Company’s subsidiary, AWC Holding Company (“Alenco”), which was acquired by Ply Gem on February 24, 2006. Alenco contributed $37.2 million of net sales for the third quarter of 2006 and $90.9 million of net sales for the first nine months of 2006.
Operating earnings for the third quarter of 2006 were $27.3 million compared to $31.4 million for the third quarter of 2005. For the first nine months of 2006, operating earnings were $75.6 million compared to $69.2 million for the first nine months of 2005. Alenco contributed $3.1 million of operating earnings for the third quarter of 2006 and $8.2 million of operating earnings for the first nine months of 2006.
Net income for the third quarter of 2006 was $6.5 million compared to net income of $11.3 million for the third quarter of 2005. For the first nine months of 2006, net income was $15.5 million compared to $16.5 million for the first nine months of 2005. Ply Gem’s net income for the third quarter of 2006 and the first nine months of 2006, included $0.1 million of after tax impact of a foreign currency loss and $0.6 million of after tax impact of a foreign currency gain, respectively. Net income for the third quarter of 2005 and the first nine months of 2005, included $0.8 million and $0.5 million of after tax impact of a foreign currency gain, respectively. Alenco contributed $1.9 million and $4.9 million to net income for the third quarter and first nine months of 2006, respectively.
Adjusted EBITDA for the third quarter of 2006 was $37.2 million compared to $37.9 million for the third quarter of 2005. Adjusted EBITDA for the third quarter of 2006 excludes $1.7 million of non-recurring expense associated with the conversion of all outstanding awards under Ply Gem’s Phantom Stock Plan. For the first nine months of 2006, Adjusted EBITDA was $102.5 million compared to $88.7 million for the first nine months of 2005. Adjusted EBITDA for the first nine months of 2006 excludes $1.7 million of one-time non-recurring expense associated with the conversion of all outstanding awards under Ply Gem’s Phantom Stock Plan and $2.2 million of non-recurring restructuring costs associated with the closure of our Sarver, PA window facility. Alenco contributed $4.1 million of Adjusted EBITDA for the third quarter of 2006 and $10.3 million for the first nine months of 2006. Adjusted EBITDA for all periods presented excludes currency translation gains or losses.
Gary Robinette, President and CEO, said “We are pleased with Ply Gem’s third quarter performance in light of recent downward trends in the single family housing market. Our ability to gain profitable market share coupled with our lean cost structure continues to produce strong financial results”.
Mr. Robinette continued, “We expect the addition of our recently announced acquisition of Alcoa Home Exteriors to Ply Gem’s portfolio will enable us to capitalize on attractive market opportunities and provide us with a strong sustainable platform to fully serve all channels of the vinyl siding market. Alcoa Home Exteriors’ products and associates clearly add to Ply Gem’s existing value proposition for servicing a diverse customer base”.
On February 24, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of AWC Holding Company (the “Alenco Acquisition”) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Linsalata Capital Partners for aggregate consideration of approximately $120.0 million, subject to a working capital adjustment and the aggregate value of certain stock options cancelled or forfeited in connection with the Alenco Acquisition.
On October 31, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of Alcoa Home Exteriors, Inc. (AHE) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Alcoa Securities Corporation and Alcoa Inc. for aggregate consideration of approximately $305.0 million, subject to a working capital adjustment. Ply Gem’s results for all periods presented do not include the results of operations from AHE.
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly-owned subsidiary of Ply Gem Holdings, Inc., which is controlled by affiliates of Caxton-Iseman Capital. For more information, please visit the Company’s website at www.plygem.com.
Ply Gem management will host a conference call on November 10, 2006 at 11:00 a.m. EST to report third quarter results. To participate please call 866-770-7129 and use call confirmation number 89877728 .
Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.
This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
	September 30,	October 1,
	2006	2005
	(Amounts in thousands)

Net Sales	$257,058	$225,515
Costs and Expenses:
Cost of products sold	196,371	170,472
Selling, general and administrative expense	30,431	21,194
Amortization of intangible assets	2,910	2,439
Total Costs and Expenses	229,712	194,105
Operating earnings	27,346	31,410
Foreign currency gain (loss)	(79)	1,282
Interest expense	(16,985)	(14,482)
Investment income	373	244
Income before provision for income taxes	10,655	18,454
Provision for income taxes	4,123	7,183
Net Income	$6,532	$11,271

	For the nine months ended
	September 30,	October 1,
	2006	2005
	(Amounts in thousands)

Net Sales	$761,480	$627,553
Costs and Expenses:
Cost of products sold	588,670	483,080
Selling, general and administrative expense	88,747	67,928
Amortization of intangible assets	8,434	7,320
Total Costs and Expenses	685,851	558,328
Operating earnings	75,629	69,225
Foreign currency gain (loss)	1,014	745
Interest expense	(49,509)	(43,157)
Investment income	786	467
Other expense	(2,497)	-
Income before income taxes and
cumulative effect of accounting change	25,423	27,280
Provision for income taxes	9,843	10,756
Income before cumulative effect
of accounting change	15,580	16,524
Cumulative effect of accounting change,
net of income tax benefit of $57	(86)	-
Net Income	$15,494	$16,524

The accompanying notes are an integral part of this unaudited condensed consolidated statement of operations.
1.  The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from January 1, 2006 through September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2005 audited consolidated financial statements of Ply Gem Holdings, Inc. and the unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. as of September 30, 2006, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.  Adjusted EBITDA means net income (loss) plus interest expense (net of investment income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, third-party charges associated with business combination financing costs (“other expense”), cumulative effect of accounting changes and other non-recurring charges. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Management believes that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on Adjusted EBITDA. The following tables set forth the reconciliation of Adjusted EBITDA to net income (loss) for Ply Gem as a whole and that portion contributed by Alenco:

	Ply Gem Holdings, Inc.
	For the three months ended
	September 30, 2006	October 1, 2005

	(Amounts in thousands)
	(unaudited)

Net income	$6,532	$11,271
Interest expense, net	16,612	14,238
Provision for income taxes	4,123	7,183
Depreciation and amortization	8,179	6,491
Non Cash (gain)/loss on currency transaction	79	(1,282)
Non-recurring expense	1,663	-
Adjusted EBITDA	$37,188	$37,901

	Ply Gem Holdings, Inc.
	For the nine months ended
	September 30, 2006	October 1, 2005

	(Amounts in thousands)
	(unaudited)

Net income	$15,494	$16,524
Interest expense, net	48,723	42,690
Provision for income taxes	9,843	10,756
Depreciation and amortization	22,723	19,496
Non Cash (gain)/loss on currency transaction	(1,014)	(745)
Non Cash charge of purchase price
allocated to inventories	304	-
Cumulative effect of accounting change	86	-
Other Expense	2,497	-
Non-recurring expense	3,840	-
Adjusted EBITDA	$102,496	$88,721

	Alenco
	For the period from	For the period from
	February 24, 2006	July 2, 2006
	to September 30, 2006	to October 1, 2006
	(Amounts in thousands)
	(unaudited)

Net income	$4,860	$1,930
Interest expense, net	(65)	(22)
Provision for income taxes	3,108	1,234
Depreciation and amortization	2,057	935
Non Cash charge of purchase price
allocated to inventories	304	-

Adjusted EBITDA	$10,264	$4,077

3.	Long-term debt at September 30, 2006 and December 31, 2005 consisted of the following:

	September 30, 2006	December 31, 2005
	(Amounts in thousands)

Senior term loan facility	$398,000	$277,192
Senior subordinated notes	360,242	360,276
	758,242	637,468
Less current maturities	4,000	1,692
	$754,242	$635,776

4. The following is a summary of selected balance sheet amounts at September 30, 2006 and December 31, 2005:

	September 30,	December 31,
	2006	2005
	(Amounts in thousands)

Cash and cash equivalents	$45,537	$22,173
Accounts receivable, less allowances	103,142	70,357
Inventories	69,346	55,218
Prepaid expenses and other current assets	10,953	9,427
Property and equipment, net	115,275	109,728
Goodwill	671,472	578,992
Intangible assets, net	172,626	152,894
Accounts payable	55,654	42,342
Current maturities of long-term debt	4,000	1,692
Long-term debt, less current maturities	754,242	635,776
Stockholder's Equity	237,493	215,514